Exhibit 99.1

Seritage Growth Properties Appoints Kenneth T. Lombard as Executive Vice President & Chief Operating Officer

New York, NY – May 21, 2018 – Seritage Growth Properties (NYSE: SRG) announced today that Kenneth T. Lombard has been appointed Executive Vice President and Chief Operating Officer, effective on May 20, 2018. Mr. Lombard will report to Benjamin Schall, President and Chief Executive Officer and join the Executive Team consisting of Brian Dickman (Executive Vice President and Chief Financial Officer), Matthew Fernand (Executive Vice President and General Counsel), James Bry (Executive Vice President of Development and Construction), and Mary Rottler (Executive Vice President of Leasing and Operations). With this appointment, Mr. Lombard resigned from the Company’s Board of Trustees, on which he has served since 2015.  A replacement Trustee will be named by the Board of Trustees.

“As we continue to rapidly grow our Company through our transformative redevelopment and mixed use development program, we felt that the time was right to bring on a Chief Operating Officer who can help execute our strategy. Ken brings decades of institutional real estate investment experience and valuable relationships across the real estate, entertainment and retail sectors, as well as deep knowledge of Seritage’s platform, having been a member of our Board since our inception. I am extremely pleased that Ken is joining the Seritage executive team as we enter our next stage of growth,” said Mr. Schall.

“Having served on Seritage’s Board since the Company’s inception, I am well acquainted with the Company’s strategy, operations and management team, whom I hold in the highest regard. I believe Seritage’s platform presents a unique value creation opportunity and I look forward to working with Ben and the entire Seritage team to build on the strong momentum of the past three years,” stated Mr. Lombard.

Most recently, Mr. Lombard was President of MacFarlane Partners, an investment management firm that acquires, develops and manages real estate assets on behalf of pensions and institutional investors. Prior to joining MacFarlane Partners in 2016, Mr. Lombard served as vice chairman, partner and head of investments for Capri Capital Partners, a real estate investment management firm. He also managed the Capri Urban Fund, which invested in more than $1 billion in commercial, residential and mixed-use development, redevelopment and repositioning projects in densely populated urban markets of the United States. Prior to that, from 2004 to 2008, Mr. Lombard served as President of Starbucks Entertainment and helped launch Johnson Development Corporation in 1992, where he spent 12 years as the President and Partner. Mr. Lombard has extensive experience in business development, management, investment banking, economic development, corporate expansion and real estate investment. He holds a Bachelor of Arts in Communication from University of Washington.

About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 225 wholly-owned properties and 24 joint venture properties totaling approximately 39 million square feet of space across 49 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  Pursuant to a master lease, the Company has the right to recapture certain space from Sears Holdings for retenanting or redevelopment purposes.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com